Exhibit 2.5

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Third Amendment to Purchase and Sale Agreement (this “Third Amendment”), is dated as of May 24, 2012, by and between Energy & Exploration Partners, LLC, a Delaware limited liability company (“Seller”), and Halcón Energy Properties, Inc., a Delaware corporation (and f/k/a RWG Energy, Inc.) (“Buyer”). Seller and Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Buyer and Seller entered into that certain Purchase and Sale Agreement (Non-Producing Properties) dated as of March 5, 2012, as amended by First Amendment to Purchase and Sale Agreement dated as of April 19, 2012, and Second Amendment to Purchase and Sale Agreement dated as of May 10, 2012 (as so amended, the “Purchase Agreement”); and

WHEREAS, Buyer and Seller desire additionally to amend the Purchase Agreement in several respects, as provided herein. Capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the Purchase Agreement, Buyer and Seller hereby agree as follows:

AGREEMENT AND AMENDMENT

1. Exhibit A. Exhibit A attached to the Purchase Agreement is amended to add thereto the descriptions of, and other information required under Section 2(a) of the Purchase Agreement relating to, those Supplemental Leases identified on Exhibit A to this Third Amendment. At the First Interim Closing, Seller shall sell to Buyer, subject to and in accordance with the terms of the Purchase Agreement, an undivided interest identical to that set forth in Section 1(a) of the Purchase Agreement in and to the Supplemental Leases described on Exhibit A to this Third Amendment, together with the interests related thereto identical to those described in clauses (b), (c), (d), and (e) of Section 1 of the Purchase Agreement, which interests in such Supplemental Leases shall constitute the First Interim Properties for all purposes of the Purchase Agreement.

2. Interim Purchase Price. The Interim Purchase Price payable by Buyer to Seller at the First Interim Closing under Section 3(c) of the Purchase Agreement shall be as set forth on Exhibit B to this Third Amendment.

3. References. All references to the Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

4. Counterparts. This Third Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

5. Ratification. The Purchase Agreement, as amended hereby, is hereby adopted, ratified, and confirmed by Buyer and Seller.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first written above.

SELLER:

Energy & Exploration Partners, LLC

By:	/s/ Hunt Pettit
Hunt Pettit
Manager

BUYER:

Halcón Energy Properties, Inc.

By:	/s/ Floyd C. Wilson
Floyd C. Wilson
President

EXHIBITS:

A	—	Supplemental Leases
B	—	Interim Purchase Price

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